EXECUTION VERSION
Exhibit 99.1

$75,000,000
TERM LOAN AGREEMENT
between
PUBLIC SERVICE COMPANY OF NEW MEXICO,
as Borrower,
and
BANK OF AMERICA, N.A.,
as Lender

DATED AS OF JUNE 18, 2021

TABLE OF CONTENTS
Page

SECTION 1 DEFINITIONS AND ACCOUNTING TERMS	1

1.1 Definitions.	1
1.2 Computation of Time Periods and Other Definitional Provisions.	14
1.3 Accounting Terms/Calculation of Financial Covenant.	15
1.4 Time.	16
1.5 Rounding of Financial Covenant.	16
1.6 References to Agreements and Requirement of Laws.	16
1.7 Rates.	16

SECTION 2 CREDIT FACILITY	16

2.1 Loans.	16
2.2 [Reserved].	17
2.3 Continuations and Conversions.	17
2.4 Minimum Amounts.	18
2.5 [Reserved].	18
2.6 Evidence of Debt.	18

SECTION 3 GENERAL PROVISIONS APPLICABLE TO LOANS	18

3.1 Interest.	18
3.2 Payments Generally.	19
3.3 Prepayments.	19
3.4 [Reserved].	19
3.5 Payment in Full at Maturity.	19
3.6 Computations of Interest and Fees.	20
3.7 [Reserved].	20
3.8 [Reserved].	20
3.9 Capital Adequacy.	20
3.10 Eurodollar Provisions.	21
3.11 Illegality.	22
3.12 Requirements of Law.	23
3.13 Taxes.	23
3.14 Compensation.	23
3.15 Determination and Survival of Provisions.	24
3.16 [Reserved].	24
3.17 Mitigation Obligations.	24

SECTION 4 CONDITIONS PRECEDENT	24

4.1 Closing Conditions.	24

SECTION 5 CONDITIONS TO FUNDING OF LOANS	26

5.1 Funding Requirements.	26

SECTION 6 REPRESENTATIONS AND WARRANTIES	27

6.1 Organization and Good Standing.	27
6.2 Due Authorization.	27
6.3 No Conflicts.	27
6.4 Consents.	27
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6.5 Enforceable Obligations.	28
6.6 Financial Condition.	28
6.7 No Material Change.	28
6.8 No Default.	28
6.9 Litigation.	28
6.10 Taxes.	29
6.11 Compliance with Law.	29
6.12 ERISA.	29
6.13 Use of Proceeds; Margin Stock.	30
6.14 Government Regulation.	30
6.15 Solvency.	30
6.16 Disclosure.	30
6.17 Environmental Matters.	30
6.18 Beneficial Ownership Certification.	31
6.19 Anti-Corruption Laws and Sanctions.	31

SECTION 7 AFFIRMATIVE COVENANTS	31

7.1 Information Covenants.	31
7.2 Financial Covenant.	33
7.3 Preservation of Existence and Franchises.	33
7.4 Books and Records.	34
7.5 Compliance with Law.	34
7.6 Payment of Taxes and Other Indebtedness.	34
7.7 Insurance.	35
7.8 Performance of Obligations.	35
7.9 Use of Proceeds.	35
7.10 Audits/Inspections.	35

SECTION 8 NEGATIVE COVENANTS	35

8.1 Nature of Business.	35
8.2 Consolidation and Merger.	36
8.3 Sale or Lease of Assets.	36
8.4 Affiliate Transactions.	36
8.5 Liens.	36
8.6 Accounting Changes.	37

SECTION 9 EVENTS OF DEFAULT	37

9.1 Events of Default.	38
9.2 Acceleration; Remedies.	39
9.3 Allocation of Payments After Event of Default.	40

SECTION 10 [Reserved]	40

SECTION 11 MISCELLANEOUS	40

11.1 Notices; Effectiveness; Electronic Communication.	40
11.2 Right of Set-Off.	41
11.3 Successors and Assigns.	41
11.4 No Waiver; Remedies Cumulative.	42
11.5 Attorney Costs, Expenses, Taxes and Indemnification by Borrower.	42
11.6 Amendments, Etc.	44
11.7 Counterparts.	44
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11.8 Headings.	44
11.9 Survival of Indemnification and Representations and Warranties.	44
11.10 Governing Law; Venue; Service.	44
11.11 Waiver of Jury Trial; Waiver of Consequential Damages.	45
11.12 Severability.	45
11.13 Further Assurances.	45
11.14 Confidentiality.	45
11.15 Entirety.	46
11.16 Binding Effect; Continuing Agreement.	46
11.17 Regulatory Statement.	47
11.18 USA Patriot Act Notice.	47
11.19 Acknowledgment.	47
11.20 Electronic Execution; Electronic Records.	47
11.21 No Advisory or Fiduciary Responsibility.	48
11.22 Acknowledgement Regarding Any Supported QFCs.	49

SCHEDULES
Schedule 11.1    Notices
EXHIBITS
Exhibit 2.1(b)    Form of Notice of Borrowing
Exhibit 2.1(d)    Form of Term Note
Exhibit 2.3    Form of Notice of Continuation/Conversion
Exhibit 4.1(j)    Form of Account Designation Letter
Exhibit 7.1(c)    Form of Compliance Certificate

iii

TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT (this “Loan Agreement”) is entered into as of June 18, 2021 between PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation, as Borrower and BANK OF AMERICA, N.A., as Lender.
RECITALS
WHEREAS, the Borrower has requested the Lender provide a term loan facility to the Borrower in an aggregate principal amount of $75,000,000; and
WHEREAS, the Lender has agreed to make the requested term loan facility available to the Borrower on the terms and conditions hereinafter set forth.
NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1

DEFINITIONS AND ACCOUNTING TERMS
1.1    Definitions.
The following terms shall have the meanings specified herein unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:
“Account Designation Letter” means the Notice of Account Designation Letter dated as of the Closing Date from the Borrower to the Lender in substantially the form of Exhibit 4.1(j).
“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage.
“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person or (b) to direct or cause direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or anti-money laundering laws.
“Applicable Percentage” means, (a) for Eurodollar Loans, 0.825% and (b) for Base Rate Loans, 0.00%.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Loan Agreement as of such date.
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Loan Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.10 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.
“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.10(b) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means:
(a)    for purposes of Section 3.10(b)(i), the first alternative set forth below that can be determined by the Lender:
(i)    the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or

(ii)    the sum of: (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points);
provided  that, if initially LIBOR is replaced with the rate contained in clause (a)(ii) above and subsequent to such replacement, the Lender determines that Term SOFR has become available and is administratively feasible for the Lender in its sole discretion, and the Lender notifies the Borrower of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a)(i) above; and
(b)       For purposes of Section 3.10(b)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the

Lender and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than 0%, the Benchmark Replacement will be deemed to be 0% for the purposes of this Loan Agreement and the other Loan Documents. Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Lender, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Lender.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Loan Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Lender, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” means Public Service Company of New Mexico, a New Mexico corporation, together with its successors and permitted assigns.

“Borrower Obligations” means, without duplication, all of the obligations of the Borrower to the Lender, whenever arising, under this Loan Agreement, the Note, or any of the other Loan Documents.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by the Lender pursuant to Section 2.1.
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurodollar Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; including, in each case, all warrants, rights or options to purchase any of the foregoing.
“Change in Law” means the occurrence, after the date of this Loan Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means the failure of PNM Resources, Inc., a New Mexico corporation, to own and control 100% of the Voting Stock of the Borrower.
“Closing Date” means June 18, 2021.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
“Commitment” means, as to the Lender, its obligation to make or maintain a Loan to the Borrower pursuant to Section 2.1 in an aggregate principal amount not to exceed SEVENTY-FIVE MILLION DOLLARS ($75,000,000).
“Compliance Certificate” means a fully completed and duly executed officer’s certificate in the form of Exhibit 7.1(c), together with a Covenant Compliance Worksheet.
“Consolidated Capitalization” means the sum of (a) all of the shareholders’ equity or net worth of the Borrower and its Subsidiaries, as determined in accordance with GAAP plus (b) Consolidated Indebtedness minus (c) Securitization Equity.

“Consolidated Indebtedness” means, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the difference of (a) an amount equal to all Indebtedness of the Borrower and its Subsidiaries as of such date minus (b) Non-Recourse Securitization Indebtedness.
“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person’s liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Schedule I to Exhibit 7.1(c).
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt Rating” means the long term unsecured senior non-credit enhanced debt rating of the Borrower by S&P and/or Moody’s.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” means an interest rate equal to two percent (2%) plus the rate that otherwise would be applicable (or if no rate is applicable, the Base Rate plus two percent (2%) per annum).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Dollars” and “$” means dollars in lawful currency of the United States of America.
“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after an Early Opt-in Election.
“Early Opt-in Election” means the occurrence of (a) a determination by the Lender, or a notification by the Borrower to the Lender that the Borrower has made a determination, that Dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.10(b), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (b) the joint election by the Lender and the Borrower to replace LIBOR with a Benchmark Replacement.
“Electronic Copy” shall have the meaning set forth in Section 11.20.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Laws or relating to any permit issued, or any approval given, under any such Environmental Laws (collectively, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
“ERISA Affiliate” means any Person who together with the Borrower or any of its Subsidiaries is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result, within a reasonable period of time, in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a Reportable Event with respect to a Single Employer Plan or a Multiemployer Plan, (b) a complete or partial withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that it is insolvent pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (c) the distribution by the Borrower, any of its Subsidiaries or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Single Employer Plan or Multiemployer Plan or the taking of any action to terminate any Single Employer Plan or Multiemployer Plan if the plan assets are not sufficient to pay all plan liabilities, (d) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (e) the determination that any Single Employer Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA; (f) the imposition upon the Borrower, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Single Employer Plan or Multiemployer Plan, or (g) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal or the termination of a Multiple Employer Plan, where the Borrower, a Subsidiary or an ERISA Affiliate has liability under Section 4062 or 4063 of ERISA.
“Eurodollar Base Rate” means,
(a)    for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and
(c)    if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Loan Agreement.
It is understood and agreed that all of the terms and conditions of this definition of “Eurodollar Base Rate” shall be subject to Section 3.10.
“Eurodollar Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
“Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Event of Default” has the meaning set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
“Existing Credit Agreement” means that certain Fourth Amendment and Restatement of Credit Agreement, dated as of October 9, 2018, among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as it may be amended, amended and restated or replaced from time to time.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Loan Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower.
“Fiscal Quarter” means each of the calendar quarters ending as of the last day of each March, June, September and December.
“Fiscal Year” means the calendar year ending December 31.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Hazardous Substances” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Laws, (b) that are defined by any Environmental Laws as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (c) the presence of which require investigation or response under any Environmental Laws, (d) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (e) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (f) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedging Agreements” means, collectively, interest rate protection agreements, equity index agreements, foreign currency exchange agreements, option agreements or other interest or exchange rate or commodity price hedging agreements (other than forward contracts for the delivery of power or gas written by the Borrower to its jurisdictional and wholesale customers in the ordinary course of business).
“Indebtedness” means with respect to any Person (without duplication), (a) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (d) all obligations of such Person to pay the deferred purchase price of property or services, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (g) the net termination obligations of such Person under any Hedging Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date in accordance with the applicable rules under GAAP, (h) all Contingent Obligations of such Person, (i) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (j) the aggregate amount of uncollected accounts receivable of such Person subject at the time of determination to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP) and (k) all indebtedness referred to in clauses (a) through (j) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.
“Indemnified Liabilities” has the meaning set forth in Section 11.5(b).
“Indemnitees” has the meaning set forth in Section 11.5(b).
“Interest Payment Date” means, (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan, the date of any prepayment of the Loans pursuant to Section 3.3 and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the third Business Day after the end of each Fiscal Quarter, the date of any prepayment of the Loans pursuant to Section 3.3 and the Maturity Date.
“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Continuation/Conversion; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, and a “Law” means any of the foregoing.

“Lender” means Bank of America, N.A., and its successors and assigns.
“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Lender may from time to time notify the Borrower.
“Lender-Related Persons” means the Lender, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Lender and its Affiliates.
“LIBOR” has the meaning set forth in the definition of “Eurodollar Base Rate”.
“LIBOR Rate” has the meaning set forth in the definition of “Eurodollar Base Rate”.
“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.
“Loan Agreement” has the meaning set forth in the Preamble hereof.
“Loan Documents” means this Loan Agreement, the Note, the Notice of Borrowing, any Notice of Continuation/Conversion, and any other document, agreement or instrument entered into or executed in connection with the foregoing.
“Loans” has the meaning set forth in Section 2.1(a).
“Margin Stock” has the meaning ascribed to such term in Regulation U.
“Material Adverse Change” means a material adverse change in the condition (financial or otherwise), operations, business, performance, properties or assets of the Borrower and its Subsidiaries, taken as a whole.
“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under this Loan Agreement or any of the other Loan Documents or (c) the legality, validity or enforceability of this Loan Agreement or any of the other Loan Documents or the rights and remedies of the Lender hereunder and thereunder, provided, however, that a Material Adverse Effect shall not include the effect of a shutdown or closure of the San Juan Generating Station or the Four Corners Power Plant, provided that the Borrower remains in compliance with Section 7.2 of this Loan Agreement.
“Maturity Date” means December 18, 2022.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes, is making or is accruing an obligation to make contributions or has made or been obligated to make contributions within the preceding seven (7) years.

“Multiple Employer Plan” means a Single Employer Plan to which the Borrower, any of its Subsidiaries or any ERISA Affiliate and at least one employer other than the Borrower, any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.
“Non-Recourse Securitization Indebtedness” means, as of any date of determination, all Indebtedness related to State Approved Securitizations up to a maximum amount of $500,000,000 at any one time; provided that such Indebtedness is non-recourse to the Borrower, other than with respect to Standard Securitization Undertakings.
“Note” means the promissory note, if any, of the Borrower in favor of the Lender evidencing the Loans provided pursuant to Section 2.1, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.1(d).
“Notice of Borrowing” means a request by the Borrower for a Loan, substantially in the form of Exhibit 2.1(b) or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender) appropriately completed and signed by a Responsible Officer.
“Notice of Continuation/Conversion” means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or a Base Rate Loan to a Eurodollar Loan, substantially in the form of Exhibit 2.3 or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender) appropriately completed and signed by a Responsible Officer.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Other Rate Early Opt-in” means the Lender and the Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (a) an Early Opt-in Election, and (b) Section 3.10(b)(ii) and clause (b) of the definition of “Benchmark Replacement”.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Property” means any right, title or interest in or to any property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York.
“Reportable Event” means (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (b) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (d) a cessation of operations described in Section 4062(e) of ERISA.
“Requirement of Law” means, with respect to any Person, the organizational documents of such Person and any Law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Loan Agreement and the other Loan Documents.
“Responsible Officer” means the president, the chief executive officer, the co-chief executive officer, the chief financial officer, any executive officer, vice president-finance, principal accounting officer or treasurer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Loan Agreement and the other Loan Documents and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Lender.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanctioned Country” means, at any time, a country, region or territory which is itself subject to or the target of comprehensive country-wide Sanctions (at the time of this Loan Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC, as published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council, as published from time to time, (c) a Person named on the lists maintained by the European Union, as published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury, as published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent any Person described in clauses (i), (ii) or (iii) is the subject of a sanctions program administered by OFAC.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, or any European Union member state.
“SEC Reports” means (i) the Annual Report on Form 10-K of the Borrower for the Fiscal Year ended December 31, 2020, and (ii) the Quarterly Report on form 10-Q of the Borrower for the Fiscal Quarter ended March 31, 2021.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securitization Equity” means, as of any date of determination, with respect to a Subsidiary of the Borrower formed for the purpose of entering into a State Approved Securitization, all of the equity of such Subsidiary, as determined in accordance with GAAP.
“Single Employer Plan” means any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is covered by Title IV of ERISA, but which is not a Multiemployer Plan and which the Borrower, any Subsidiary or any ERISA Affiliate has maintained, funded or administered for employees at any time within the preceding seven (7) years.
“SOFR” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Early Opt-in” means the Lender and the Borrower have elected to replace LIBOR pursuant to (a) an Early Opt-in Election, and (b) Section 3.10(b)(i) and clause (a) of the definition of “Benchmark Replacement”.
“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Obligations, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or a Subsidiary thereof that are reasonably customary in non-recourse securitization transactions.
“State Approved Securitization” means a securitization financing entered into by the Borrower pursuant to existing or future New Mexico statutory authority and regulatory approval by the New Mexico Public Regulation Commission (or any successor commission) (the “NMPRC”) authorizing the imposition on electric customers of a charge to permit the recovery over time of costs identified by a financing order issued by the NMPRC pursuant to statutory authority.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Federal Reserve Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under such Regulation D of the Federal Reserve Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time. Any reference to Subsidiary herein, unless otherwise identified, shall mean a Subsidiary, direct or indirect, of the Borrower. Any reference to a Subsidiary of the Borrower herein shall not include any Subsidiary that is inactive, has minimal or no assets and does not generate revenues.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor, and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Threshold Amount” means $20,000,000.
“Total Assets” means all assets of the Borrower and its Subsidiaries as shown on its most recent quarterly consolidated balance sheet, as determined in accordance with GAAP.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.
“VIE” has the meaning specified in Section 1.3(c).
“Voting Stock” means the Capital Stock of a Person that is then outstanding and normally entitled to vote in the election of directors and other securities of such Person convertible into or exercisable for such Capital Stock (whether or not such securities are then currently convertible or exercisable).
1.2    Computation of Time Periods and Other Definitional Provisions.
For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Loan Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Loan Agreement unless otherwise specifically provided. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof.
Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.3    Accounting Terms/Calculation of Financial Covenant.
(a)    Except as otherwise expressly provided herein, all accounting terms used herein or incorporated herein by reference shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. Notwithstanding anything to the contrary in this Loan Agreement, for purposes of calculation of the financial covenant set forth in Section 7.2, all accounting determinations and computations thereunder shall be made in accordance with GAAP as in effect as of the date of this Loan Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower referred to in Section 4.1(d). In the event that any changes in GAAP after such date are required to be applied to the Borrower and would affect the computation of the financial covenant contained in Section 7.2, such changes shall be followed only from and after the date this Loan Agreement shall have been amended to take into account any such changes.
(b)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and , except as specifically provided in the definitions of “Consolidated Capitalization” and “Consolidated Indebtedness,” such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any other provision contained herein, all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.

(c)    All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity (“VIE”) that the Borrower is required to consolidate pursuant to FASB Accounting Standards Codification Topic 810 – Consolidation – Variable Interest Entities as if such variable interest entity were a Subsidiary as defined herein; provided that the financial covenant in Section 7.2 shall be calculated without consolidation of any VIE to the extent the Borrower or its consolidated Subsidiaries have entered into power purchase agreements with such VIE to serve retail customers as a result of the shutdown or closure of the San Juan Generating Station or the Four Corners Power Plant.

1.4    Time.
All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.
1.5    Rounding of Financial Covenant.
Any financial ratios required to be maintained by the Borrower pursuant to this Loan Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.6    References to Agreements and Requirement of Laws.
Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
1.7    Rates.
The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Base Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rates (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
SECTION 2

CREDIT FACILITY
2.1    Loans.
(a)    Loan. Subject to the terms and conditions of this Loan Agreement, the Lender agrees to make term loans in Dollars (each a “Loan” and, collectively, the “Loans”) to the Borrower in a single draw on the date hereof in an aggregate principal amount of $75,000,000. Amounts repaid or prepaid in respect of the Loans may not be reborrowed. The Commitment of the Lender to make the Loans hereunder shall expire upon the funding of the Loans to the Borrower on the Closing Date.
(b)    Method of Borrowing. Each Borrowing of Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (A) telephone or (B) a Notice of Borrowing; provided, that any telephonic notice must be confirmed immediately by delivery to the Lender of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Lender no later than (i) 10:00 a.m. on the Closing Date if the requested Borrowing of Loans shall be comprised of Base Rate Loans and (ii) 12:00 noon three (3) Business Days prior to the Closing Date if the requested Borrowing of Loans shall be comprised of Eurodollar Loans. Each Notice of Borrowing shall set forth (A) the amount requested, (B) the date of the requested Borrowing, (C) the Type of Loan, (D) with respect to Loans that will be Eurodollar Loans, the Interest Period applicable thereto, (E) a certification that the Borrower has complied, or, in respect of a Borrowing that shall consist of Eurodollar Loans, intends to comply, in all respects with Section 5.1 and (F) with respect to Loans that will be Eurodollar Loans, compensation provisions substantially consistent with the terms of Section 3.14. If the Borrower shall fail to specify (1) an Interest Period in the case of a Eurodollar Loan, then such Eurodollar Loan shall be deemed to have an Interest Period of one month or (2) the Type of Loan requested, then such Loan shall be deemed to be a Base Rate Loan.
(c)    Funding of Loans. Upon satisfaction of the conditions set forth in Section 5.1, the amount of the requested Loans will then be made available to the Borrower by the Lender by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower or such other means agreed to by the Lender and the Borrower.
(d)    Term Note. At the request of the Lender, the Loans made by the Lender shall be evidenced by a duly executed promissory note of the Borrower to the Lender in substantially the form of Exhibit 2.1(d).
2.2    [Reserved].
2.3    Continuations and Conversions.
Subject to the terms below, the Borrower shall have the option, on any Business Day prior to the Maturity Date, to continue existing Eurodollar Loans in whole or in part for a subsequent Interest Period, to convert Base Rate Loans in whole or in part into Eurodollar Loans or to convert Eurodollar Loans in whole or in part into Base Rate Loans. Each continuation of existing Eurodollar Loans and each conversion of Loans from one type to the other shall be made upon the Borrower’s irrevocable notice to the Lender which may be given by (A) telephone or (B) a Notice of Continuation/Conversion; provided, that any telephonic notice must be confirmed immediately by delivery to the Lender of a Notice of Continuation/Conversion. Each such Notice of Continuation/Conversion must be received by the Lender not later than 12:00 noon (a) two Business Days prior to the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan and (b) three Business Days prior to the date of the requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan. Each Notice of Continuation/Conversion shall set forth whether the Borrower wishes to continue or convert such Loans. Notwithstanding anything herein to the contrary, (A) except as provided in Section 3.11, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (B) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or an Event of Default and (C) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall be deemed a request to convert such Eurodollar Loan to a Base Rate Loan on the last day of the applicable Interest Period.
2.4    Minimum Amounts.
The request for the borrowing of the Loans and each conversion or continuation thereof shall be subject to the requirements that (a) each Eurodollar Loan shall be in a minimum amount of $3,000,000 and in integral multiples of $1,000,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of outstanding Loans) and (c) no more than seven Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.4, separate Eurodollar Loans that begin and end on the same date, as well as Eurodollar Loans that begin and end on different dates, shall all be considered as separate Eurodollar Loans.
2.5    [Reserved].
2.6    Evidence of Debt.
The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to its Borrower Obligations.
SECTION 3

GENERAL PROVISIONS APPLICABLE
TO LOANS
3.1    Interest.
(a)    Interest Rate. Subject to Section 3.1(b), (i) all Base Rate Loans shall accrue interest at the Adjusted Base Rate and (ii) all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.
(b)    Default Rate of Interest.
(i)    After the occurrence, and during the continuation, of an Event of Default pursuant to Section 9.1(a), the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.
(ii)    After the occurrence, and during the continuation, of an Event of Default (other than an Event of Default pursuant to Section 9.1(a)), at the option of the Lender, the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.

(c)    Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.
3.2    Payments Generally.
(a)    No Deductions; Place and Time of Payments. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)    Payment Dates. Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c)    [Reserved].

(d)    [Reserved].
(e)    Funding Offices. Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
3.3    Prepayments.
Voluntary Prepayments. The Borrower shall have the right to prepay the Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) all prepayments under this Section 3.3 shall be subject to Section 3.14, (ii) Eurodollar Loans may only be prepaid on three (3) Business Days’ prior written notice to the Lender, (iii) each such partial prepayment of Eurodollar Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $1,000,000, and (iv) each such partial prepayment of Base Rate Loans shall be in the minimum principal amount of $500,000 and integral multiples of $100,000, or, in the case of clauses (iii) and (iv), if less than such minimum amounts, the entire principal amount thereof then outstanding. Amounts prepaid pursuant to this Section 3.3 shall be applied as the Borrower may elect; provided, however, if the Borrower fails to specify, such prepayment shall be applied by the Lender in such manner as it deems reasonably appropriate.

3.4    [Reserved].
3.5    Payment in Full at Maturity.
On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all fees and other sums owing under the Loan Documents, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2; provided that if the Maturity Date is not a Business Day, then such principal, interest, fees and other sums shall be due and payable in full on the next preceding Business Day.

3.6    Computations of Interest and Fees.
(a)    Calculation of Interest and Fees. Except for Base Rate Loans that are based upon the Prime Rate, in which case interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the first date of Borrowing (or continuation or conversion) to but excluding the last day occurring in the period for which such interest is payable. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    Usury. It is the intent of the Lender and the Borrower to conform to and contract in strict compliance with applicable usury Law from time to time in effect. All agreements between the Lender and the Borrower are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Borrower Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Loan Agreement, under the Note or otherwise, exceed the maximum nonusurious amount permissible under applicable Law. If, from any possible construction of any of the Loan Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document. If the Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Loan Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lender does not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lender with respect to the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum nonusurious amount permitted by applicable Law.
3.7    [Reserved].
3.8    [Reserved].
3.9    Capital Adequacy.
If the Lender determines that any Change in Law has or would have the effect of reducing the rate of return on the capital or assets of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy, liquidity requirements and the Lender’s desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction; provided that such determination to charge such additional amounts to the

Borrower shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with other similarly situated customers of the Lender after consideration of such factors as the Lender then reasonably determines to be relevant.
3.10    Eurodollar Provisions.
(a)    If the Lender determines (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (i) deposits in Dollars are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Eurodollar Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Loan, or (iii) the Eurodollar Rate for such Eurodollar Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Loan, the Lender will promptly notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Eurodollar Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing or Notice of Continuation/Conversion with respect to Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of or, to the extent permitted hereunder, conversion into a Base Rate Loan in the amount specified therein.
(b)    LIBOR Successor Rate. Notwithstanding anything to the contrary in this Loan Agreement or any other Loan Document:
(i)    On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month Dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of Dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023, and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Loan Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)    (A) Upon (1) the occurrence of a Benchmark Transition Event, or (2) a determination by the Lender that neither of the alternatives under clause (a) of the definition of “Benchmark Replacement” are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document without any amendment to, or further action or consent of any other party to, this Loan Agreement or any other Loan Document.
(B)    On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Loan Agreement or any other Loan Document.

(iii)    At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Revolving Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Lender that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.
(iv)    In connection with the implementation and administration of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Loan Agreement.
(v)    The Lender will promptly notify the Borrower of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Lender pursuant to this Section 3.10(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.10(b).
(vi)    At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Lender may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings, and (B) the Lender may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

3.11    Illegality.
If the Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund Loans the interest rate on which is determined by reference to the Eurodollar Rate, or materially restricts the authority of the Lender to purchase or sell, or to take deposits of Dollars in the London interbank market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue Eurodollar Loans or Base Rate Loan as to which the interest rate is determined with reference to the Eurodollar Base Rate or to convert Base Rate Loans to Eurodollar Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand to the Borrower from the Lender, prepay or, if applicable, convert all Eurodollar Loans of the Lender to Base Rate Loans as to which the interest rate is not determined with reference to the Eurodollar Base Rate, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted, together with any amounts due with respect thereto pursuant to Section 3.14.
3.12    Requirements of Law.
If the Lender determines that as a result of any Change in Law, there shall be any increase in the cost to the Lender of agreeing to make or making, funding, continuing, converting or maintaining Loans, or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this Section 3.12 any such increased costs or reduction in amount resulting from (a) Taxes covered by Section 3.13 and (b) the Statutory Reserve Rate covered by the definition of Eurodollar Rate), then from time to time, upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction in yield; provided that, such determination to charge such additional amounts to the Borrower shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with other similarly situated customers of the Lender after consideration of such factors as the Lender then reasonably determines to be relevant.
3.13    Taxes.
If any payments to the Lender under this Loan Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Lender. If any such foreign taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed. As soon as practicable after any payment of taxes by the Borrower to a Governmental Authority, as provided in this Section 3.13, the Borrower will deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
3.14    Compensation.
Upon the written demand of the Lender, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Eurodollar Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)    any failure by the Borrower (for a reason other than the failure of the Lender to make a Eurodollar Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount previously requested by the Borrower.
The amount the Lender shall be compensated pursuant to this Section 3.14 shall include, without limitation, (i) any loss incurred by the Lender in connection with the re-employment of funds prepaid, repaid, not borrowed or paid, as the case may be and (ii) any reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel) incurred and reasonably attributable thereto.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.14, the Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.
3.15    Determination and Survival of Provisions.
All determinations by the Lender of amounts owing under Sections 3.9 through 3.14, inclusive, shall, absent manifest error, be conclusive and binding on the parties hereto and all amounts owing thereunder shall be due and payable within ten (10) Business Days of demand therefor. In determining such amount, the Lender may use any reasonable averaging and attribution methods. Section 3.9 through 3.14, inclusive, shall survive the termination of this Loan Agreement and the payment of all Borrower Obligations.
3.16    [Reserved].
3.17    Mitigation Obligations.
If the Lender requests compensation under Section 3.9 or Section 3.12, or requires the Borrower to pay any Taxes pursuant to Section 3.13 or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.13 or if the Lender gives a notice pursuant to Section 3.11, then, at the request of the Borrower, the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.9, Section 3.12 or Section 3.13, as the case may be, in the future or eliminate the need for the notice pursuant to Section 3.11, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

SECTION 4

CONDITIONS PRECEDENT
4.1    Closing Conditions.
The obligation of the Lender to enter into this Loan Agreement and to make the Loans on the Closing Date is subject to satisfaction of the following conditions:
(a)    Executed Loan Documents. Receipt by the Lender of duly executed copies of: (i) this Loan Agreement, (ii) the Note to the extent requested by the Lender, and (iii) the Notice of Borrowing.
(b)    Authority Documents. Receipt by the Lender of the following:
(i)    Organizational Documents. Copies of the articles of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation and copies of the bylaws of the Borrower certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.

(ii)    Resolutions. Copies of resolutions of the board of directors of the Borrower approving and adopting this Loan Agreement and the other Loan Documents to which it is a party, the transactions contemplated herein and therein and authorizing execution and delivery hereof and thereof, certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct and in full force and effect as of the Closing Date.
(iii)    Good Standing. Copies of a certificate of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation.
(iv)    Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.
(c)    Opinions of Counsel. Receipt by the Lender of opinions of counsel from counsel to the Borrower (which may include in-house counsel with respect to matters of New Mexico law), in form and substance acceptable to the Lender, addressed to the Lender and dated as of the Closing Date.
(d)    Financial Statements. Receipt by the Lender of a copy of (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Borrower and its Subsidiaries for Fiscal Years 2019 and 2020, audited by independent public accountants of recognized national standing, (ii) the consolidated balance sheet, income statement, and statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Quarter ended March 31, 2021, together with a year to date statement of cash flows and (iii) such other financial information regarding the Borrower as the Lender may reasonably request. The Lender acknowledges that the items described in clauses (i) and (ii) above have been posted on the Borrower’s website at the website address listed on Schedule 11.1 and are therefore deemed to have been received by the Lender.
(e)    Existing Term Loan Agreement. Receipt by the Lender of satisfactory evidence that that certain Term Loan Agreement, dated as of December 18, 2019, has been terminated and repaid in full.
(f)    Material Adverse Effect. Since December 31, 2020, except as disclosed in the SEC Reports, (i) there shall have been no development or event relating to or affecting the Borrower or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect, and (ii) no Material Adverse Change shall have occurred in the facts and information regarding the Borrower and its Subsidiaries as disclosed in the Borrower’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2020.
(g)    Litigation. There shall not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries except as disclosed in the SEC Reports.
(h)    Consents. All necessary governmental, shareholder and third party consents and approvals, if any, with respect to this Loan Agreement and the Loan Documents and the transactions contemplated herein and therein shall have been received and no condition or Requirement of Law exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby and by the other Loan Documents.
(i)    Officer’s Certificates. Receipt by the Lender of a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date stating that (i) the Borrower and each of its Subsidiaries are in compliance in all material respects with all existing material financial obligations and all material Requirements of Law, (ii) there does not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries except as disclosed in the SEC Reports, (iii) the financial statements and information delivered to the Lender on or before the Closing Date were prepared in good faith and in accordance with GAAP and (iv) immediately after giving effect to this Loan Agreement, the other Loan Documents and all the transactions contemplated herein or therein to occur on such date, (A) the Borrower is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects, (D) since December 31, 2020, except as disclosed in the SEC Reports, (i) there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect, and (ii) no Material Adverse Change has occurred in the facts and information regarding the Borrower and its Subsidiaries as disclosed in the Borrower’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2020 and (E) the Borrower is in compliance with the financial covenant set forth in Section 7.2, as of March 31, 2021, as demonstrated in the Covenant Compliance Worksheet attached to such certificate.
(j)    Account Designation Letter. Receipt by the Lender of an executed counterpart of the Account Designation Letter.
(k)    KYC Information; Beneficial Ownership. Upon the reasonable request of the Lender, the Borrower shall have provided, and the Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered to the Lender, a Beneficial Ownership Certification.
(l)    Fees and Expenses. Unless waived by the Person entitled thereto, payment by the Borrower of all attorneys’ fees and expenses owed by it to the Lender on or before the Closing Date.
(m)    Other. Receipt by the Lender of such other documents, instruments, agreements or information as reasonably requested by the Lender.
SECTION 5

CONDITIONS TO FUNDING OF LOANS
5.1    Funding Requirements.
In addition to the conditions precedent set forth in Section 4.1 of this Loan Agreement, the Lender shall not be obligated to make the Loans unless the following conditions are satisfied as of the Closing Date:

(a)    [Reserved]
(b)    Representations and Warranties. The representations and warranties made by the Borrower in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.
(c)    No Default. No Default or Event of Default shall exist and be continuing either prior to or after giving effect to the requested Borrowing.
The delivery of the Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b) and (c) above.
SECTION 6

REPRESENTATIONS AND WARRANTIES
To induce the Lender to enter into this Loan Agreement and to induce the Lender to extend the credit contemplated hereby, the Borrower represents and warrants to the Lender as follows:
6.1    Organization and Good Standing.
Each of the Borrower and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign entity authorized to do business in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.
6.2    Due Authorization.
The Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Loan Agreement and the other Loan Documents and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary action to execute, deliver and perform this Loan Agreement and the other Loan Documents.
6.3    No Conflicts.
Neither the execution and delivery of this Loan Agreement and the other Loan Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents, (b) violate, contravene or conflict with any law, regulation (including without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.
6.4    Consents.

Other than the filing of annual short-term financing plans with the New Mexico Public Regulation Commission in the normal course of business, and such Commission’s actions thereon, no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Loan Agreement or any of the other Loan Documents that has not been obtained or completed.
6.5    Enforceable Obligations.
This Loan Agreement and the other Loan Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors’ rights generally or by general equitable principles.
6.6    Financial Condition.
The financial statements delivered to the Lender pursuant to Section 4.1(d) and pursuant to Sections 7.1(a) and 7.1(b): (i) have been prepared in accordance with GAAP except that the quarterly financial statements are subject to year-end adjustments and have fewer footnotes than annual statements and (ii) present fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods. No opinion provided with respect to the Borrower’s financial statements pursuant to Section 4.1(d) or 7.1(a) (or as to any prior annual financial statements) has been withdrawn.
6.7    No Material Change.
(a)    Since December 31, 2020, except as disclosed in the SEC Reports, there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.
(b)    Since December 31, 2020, except as disclosed in the SEC Reports, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of its business or property, and no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or property (including the Capital Stock of any other Person) material in relation to the financial condition of the Borrower or any of its Subsidiaries, in each case which is not (i) reflected in the most recent financial statements delivered to the Lender pursuant to Section 4.1(d) or 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Loan Agreement and communicated to the Lender.
6.8    No Default.
Neither the Borrower nor any of its Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default presently exists and is continuing.
6.9    Litigation.

Except as disclosed in the SEC Reports, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.
6.10    Taxes.
Each of the Borrower and its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owed by it, except for such taxes (i) the amount of which, individually or in the aggregate, is not material, or (ii) which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.
6.11    Compliance with Law.
Each of the Borrower and its Subsidiaries is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, unless such failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.
6.12    ERISA.
(a)    Except as would not result or reasonably be expected to result in a Material Adverse Effect:

(i)    Each Single Employer Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws, regulations and published interpretations thereunder, except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Single Employer Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Single Employer Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(ii)    No ERISA Event has occurred or is reasonably expected to occur;

(iii)    No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Single Employer Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(iv)    No proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of the Borrower after due inquiry, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate (a “Welfare Plan”), (ii) any Single Employer Plan or (iii) any Multiemployer Plan.

(v)    Each Welfare Plan to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

(b)    The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitment.

6.13    Use of Proceeds; Margin Stock.
The proceeds of the Borrowings hereunder will be used solely for the purposes specified in Section 7.9. None of such proceeds will be used (a)(i) for the purpose of purchasing or carrying any Margin Stock or (ii) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, or (iii) for any other purpose that might constitute this transaction a “purpose credit” within the meaning of Regulation U or (b) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.
6.14    Government Regulation.
The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.
6.15    Solvency.
The Borrower is and, after the consummation of the transactions contemplated by this Loan Agreement, will be Solvent.
6.16    Disclosure.
Neither this Loan Agreement nor any financial statements delivered to the Lender nor any other document, certificate or statement furnished to the Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.
6.17    Environmental Matters.
Except as would not result or reasonably be expected to result in a Material Adverse Effect: (a) each of the properties of the Borrower and its Subsidiaries (the “Properties”) and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Laws with respect to the Properties or the businesses operated by the Borrower and its Subsidiaries (the “Businesses”) that the Borrower is aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a liability under any applicable Environmental Laws or to any Environmental Claim.
6.18    Beneficial Ownership Certification.
The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
6.19    Anti-Corruption Laws and Sanctions.
The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, any Subsidiary and their respective directors, officers and employees with the Anti-Corruption Laws and applicable Sanctions. The Borrower, any Subsidiary and to the knowledge of the Borrower or such Subsidiary their respective officers, directors and employees, are in compliance with the Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any third party that will act in any capacity on behalf of or at the direction of the Borrower or any Subsidiary in connection with or will benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transactions by the Borrower or any Subsidiary contemplated by this Loan Agreement will knowingly violate any Anti-Corruption Law or applicable Sanctions.
SECTION 7

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that, until the payment in full of all Borrower Obligations:
7.1    Information Covenants.
The Borrower will furnish, or cause to be furnished, to the Lender:
(a)    Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each Fiscal Year of the Borrower commencing with the 2021 Fiscal Year, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such Fiscal Year, together with the related consolidated statements of income and of cash flows for such Fiscal Year, setting forth in comparative form figures for the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Lender and whose opinion shall be furnished to the Lender, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect. To the extent that any VIEs have been consolidated with the Borrower in the preparation of the financial statements furnished pursuant to this Section 7.1(a) (as contemplated in Section 1.3(c)), the Borrower shall deliver to the Lender with such financial statements a reconciliation of such financial statements that excludes the impact of such consolidation.
(b)    Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each Fiscal Quarter of the Borrower commencing with the Fiscal Quarter ending June 30, 2021 (other than the fourth Fiscal Quarter), a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with the related consolidated statement of income for such Fiscal Quarter and a year to date statement of cash flows, in each case setting forth in comparative form figures for the corresponding period of the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Lender, and, in each case, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such Person and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements. To the extent that any VIEs have been consolidated with the Borrower in the preparation of the financial statements furnished pursuant to this Section 7.1(b) (as contemplated in Section 1.3(c)), the Borrower shall deliver to the Lender with such financial statements a reconciliation of such financial statements that excludes the impact of such consolidation.
(c)    Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of a Financial Officer substantially in the form of Exhibit 7.1(c): (i) setting forth calculations demonstrating compliance by the Borrower with the financial covenant set forth in Section 7.2 as of the end of such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.
(d)    Reports. Notice of the filing by the Borrower of any Form 10-Q, Form 10-K or Form 8-K with the SEC promptly upon the filing thereof and copies of all financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders concurrently with the mailing of any such statements, notices or reports to its shareholders.
(e)    Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Lender within ten (10) days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (ii) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect, (B) one or more judgments, orders, or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $20,000,000 or more, in the aggregate or (C) the institution of any proceedings against the Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Laws), the violation of which would have or would reasonably be expected to have a Material Adverse Effect.
(f)    ERISA. Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Lender promptly (and in any event within ten days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any unfavorable determination letter from the IRS regarding the qualification of a Single Employer Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Single Employer Plan or to have a trustee appointed to administer any Single Employer Plan, (iii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); or (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Single Employer Plan under a distress termination within the meaning of Section 4041(c) of ERISA. Promptly upon request, the Borrower shall furnish the Lender with such additional information concerning any Single Employer Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
(g)    Debt Ratings. Prompt notice of any change in its Debt Ratings.
(h)    Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Lender may reasonably request.
Documents required to be delivered pursuant to Section 7.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: (A) the Borrower shall deliver paper copies of such documents to the Lender if the Lender requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (B) the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Certificate required by Section 7.1(c) to the Lender. Except for such Officer’s Certificate, the Lender shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.
7.2    Financial Covenant.
The ratio of (a) Consolidated Indebtedness to (b) Consolidated Capitalization shall be less than or equal to 0.65 to 1.0 as of the last day of any Fiscal Quarter.
7.3    Preservation of Existence and Franchises.
(a)    The Borrower will do (and will cause each of its Subsidiaries to do) all things necessary to preserve and keep in full force and effect its existence and all material rights, franchises and authority.
(b)    The Borrower will maintain (and will cause each of its Subsidiaries to maintain) its properties in good condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted; provided that this Section 7.3(b) shall not prevent the Borrower or any Subsidiary from discontinuing the operation or the maintenance of any of the properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.4    Books and Records.
The Borrower will keep (and will cause each of its Subsidiaries to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).
7.5    Compliance with Law.
(a)    The Borrower will comply (and will cause each of its Subsidiaries to comply) with all laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties, if the failure to comply would have or would reasonably be expected to have a Material Adverse Effect.
(b)    Without limiting clause (a) above, the Borrower will, and will cause each of its Subsidiaries to, ensure that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be a Sanctioned Person.
(c)    The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with the Anti-Corruption Laws and applicable Sanctions.
(d)    The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the PATRIOT Act and applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Beneficial Ownership Regulation.
(e)    To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to the Lender in relation to the Borrower that would result in a change to the list of beneficial owners identified in such certification.
7.6    Payment of Taxes and Other Indebtedness.
The Borrower will (and will cause each of its Subsidiaries to) pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Loan Agreement); provided, however, that the Borrower and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would be reasonably expected to have a Material Adverse Effect.

7.7    Insurance.
The Borrower will (and will cause each of its Subsidiaries to) at all times maintain in full force and effect insurance (including worker’s compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.
7.8    Performance of Obligations.
The Borrower will perform (and will cause each of its Subsidiaries to perform) in all material respects all of its obligations under the terms of all agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, the failure to perform which could reasonably be expected to have a Material Adverse Effect.
7.9    Use of Proceeds.
The proceeds of the Borrowings may be used solely (a) to refinance Indebtedness of the Borrower, (b) to pay fees and expenses required by the Loan Documents and (c) for general corporate purposes of the Borrower (including, but not limited to, working capital and capital expenditures). The Borrower will not request any Borrowing, and the Borrower shall not use, and shall use commercially-reasonable efforts to ensure that any Subsidiary and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing directly or, to the knowledge of the Borrower, indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person in violation of applicable Sanctions, or in any Sanctioned Country in violation of applicable Sanctions.
7.10    Audits/Inspections.
Upon reasonable notice and during normal business hours and subject to the Borrower’s applicable safety protocols, the Borrower will permit representatives appointed by the Lender, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Lender or its representatives to investigate and verify the accuracy of information provided to it and to discuss all such matters with the officers, employees and representatives of the Borrower; provided, that an officer or authorized agent of the Borrower shall be present during any such discussions between the officers, employees or representatives of the Borrower and the representatives of the Lender.
SECTION 8

NEGATIVE COVENANTS
Unless otherwise approved in writing by the Lender, the Borrower covenants and agrees that, until the payment in full of all Borrower Obligations:
8.1    Nature of Business.
The Borrower will not materially alter the character of its business from that conducted as of the Closing Date.

8.2    Consolidation and Merger.
The Borrower will not (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, so long as no Default or Event of Default shall exist or be caused thereby, a Person may be merged or consolidated with or into the Borrower so long as the Borrower shall be the continuing or surviving Person.
8.3    Sale or Lease of Assets.
The Borrower will not (nor will it permit its Subsidiaries to) sell, lease, transfer or otherwise dispose of, any of its assets (including, without limitation, all or substantially all of its assets, whether in one transaction or a series of related transactions) except (a) sales or transfers of accounts receivable and related rights to payment in connection with a State Approved Securitization and other sales and transfers of accounts receivable and related rights to payment so long as such other sales and transfers are non-recourse to the Borrower (other than with respect to Standard Securitization Undertakings) and are otherwise on commercially reasonable terms; (b) sales of assets (excluding those permitted in clause (a) hereof) for fair value, if the aggregate value of all such transactions in any calendar year, does not exceed 25% of the book value of Total Assets, as calculated as of the end of the most recent Fiscal Quarter; and (c) the sale, lease, transfer or other disposition, at less than fair value, of any other assets, provided that the aggregate book value of such assets shall not exceed $20,000,000 in any calendar year.
8.4    Affiliate Transactions.
The Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.
8.5    Liens.
The Borrower will not (nor will it permit its Subsidiaries to) contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness other than the following: (a) Liens securing the Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Borrower or its Subsidiaries, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation, (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto and (iv) the aggregate principal amount of all Indebtedness secured by such Liens shall not exceed $50,000,000 at any one time outstanding, (k) any Lien on Margin Stock, (l) the assignment of, or Liens on, accounts receivable and related rights to payment in connection with (i) a State Approved Securitization or (ii) any other accounts receivable securitization so long as such other securitization is non-recourse to the Borrower (other than with respect to Standard Securitization Undertakings) and is otherwise on commercially reasonable terms, and the filing of related financing statements under the Uniform Commercial Code of the applicable jurisdictions, (m) the assignment of, or Liens on, demand, energy or wheeling revenues, or on capacity reservation or option fees, payable to the Borrower with respect to any wholesale electric service or transmission agreements, the assignment of, or Liens on, revenues from energy services contracts, and the assignment of, or Liens on, capacity reservation or option fees payable to the Borrower with respect to asset sales permitted herein, (n) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (m), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets), (o) Liens on Property that is subject to a lease that is classified as an operating lease as of the Closing Date but which is subsequently converted to a capital lease, (p) Liens securing obligations under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes, (q) Liens upon any property in favor of the administrative agent for the benefit of the lenders (the “Revolving Loan Administrative Agent”) under the Existing Credit Agreement (or any refinancing thereof, including any increases in the amount thereof) securing Indebtedness thereunder; provided that (i) the Borrower Obligations shall concurrently be secured equally and ratably with (or prior to) such Indebtedness under the Existing Credit Agreement (or any refinancing thereof, including any increases in the amount thereof) so long as such other Indebtedness shall be secured and (ii) the Borrower, the Revolving Loan Administrative Agent (or the administrative agent under any refinancing of the Existing Credit Agreement), and the Lender, shall have entered into such security agreements, collateral trust and sharing agreements, intercreditor agreements and other documentation deemed necessary by the Lender in respect of such Lien on terms and conditions acceptable to the Lender (including, without limitation, with respect to the voting of claims and release or modification of any such Lien or all or any portion of the collateral thereunder), and (r) Liens on Property, in addition to those otherwise permitted by clauses (a) through (q) above, securing, directly or indirectly, Indebtedness or obligations arising pursuant to other agreements entered into in the ordinary course of business which do not exceed, in the aggregate at any one time outstanding, $50,000,000.
8.6    Accounting Changes.
The Borrower will not (nor will it permit any of its Subsidiaries to) make or permit, any change in accounting policies or reporting practices, except as required by GAAP, or as permitted by GAAP, if the amounts involved are not material.
SECTION 9

EVENTS OF DEFAULT

9.1    Events of Default.
An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
(a)    Payment. The Borrower shall: (i) default in the payment when due of any principal of any of the Loans; or (ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith or therewith.
(b)    Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.
(c)    Covenants. The Borrower shall:
(i)    default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(e)(i), 7.2, 7.3(a) (solely with respect to the existence of the Borrower), 7.9, 7.10 or 8.1 through 8.6 inclusive; or
(ii)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Loan Agreement or any other Loan Document and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer of the Borrower becoming aware of such default or notice thereof given by the Lender.
(d)    Loan Documents. Any Loan Document shall fail to be in force and effect or the Borrower shall so assert or any Loan Document shall fail to give the Lender the material rights, powers, liens and privileges purported to be created thereby.
(e)    Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any of its Subsidiaries or for any substantial part of their property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against the Borrower or any of its Subsidiaries and such petition remains unstayed and in effect for a period of sixty (60) consecutive days; or (iii) the Borrower or any of its Subsidiaries shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any of its Subsidiaries admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any Person in furtherance of any of the aforesaid purposes.

(f)    Defaults under Other Agreements.

(i)    The Borrower or any of its Subsidiaries shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default would have or would reasonably be expected to have a Material Adverse Effect.
(ii)    With respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness outstanding under this Loan Agreement) in excess of $40,000,000 in the aggregate (A) the Borrower or such Subsidiary shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness to become due prior to its stated maturity; or (B) such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (C) such Indebtedness shall mature and remain unpaid.
(g)    Judgments. Any judgment, order or decree involving a liability of $40,000,000 or more, or one or more judgments, orders, or decrees involving a liability of $80,000,000 or more, in the aggregate, shall be entered against the Borrower or any of its Subsidiaries and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower or such Subsidiary shall have a grace period of 30 days with respect to each such periodic payment.
(h)    ERISA. The occurrence of any of the following events or conditions (i) an ERISA Event or (ii) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Single Employer Plan or Sections 412 or 430 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto and which are in excess of the Threshold Amount.
(i)    Change of Control. There shall occur a Change of Control.
9.2    Acceleration; Remedies.
Upon the occurrence and during the continuation of an Event of Default, the Lender may take the following actions without prejudice to the rights of the Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:
(a)    Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other Borrower Obligations of any and every kind owing by the Borrower to the Lender under the Loan Documents to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)    Enforcement of Rights. To the extent permitted by Law enforce any and all rights and interests created and existing under applicable Law and under the Loan Documents, including, without limitation, all rights of set-off.
Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other Borrower Obligations owing to the Lender hereunder shall immediately become due and payable, in each case without the giving of any notice or other action by the Lender, which notice or other action is expressly waived by the Borrower.
9.3    Allocation of Payments After Event of Default.
Notwithstanding any other provisions of this Loan Agreement, after the occurrence and during the continuation of an Event of Default, all amounts collected or received by the Lender on account of amounts outstanding under any of the Loan Documents shall be first applied to the Borrower Obligations in such order as determined by the Lender in its sole discretion and then, to the extent there is any surplus, such surplus shall be paid to the Borrower or whomever may be lawfully entitled to receive such surplus.
SECTION 10

[RESERVED]
SECTION 11

MISCELLANEOUS
11.1    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic systems to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    [Reserved].
(d)    Change of Address, Etc. Each of the Borrower and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.
(e)    Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and the Lender-Related Persons and each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.
11.2    Right of Set-Off.
In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, the Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Lender (including, without limitation, branches, agencies or Affiliates of the Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lender hereunder, under the Note, the other Loan Documents or otherwise, irrespective of whether the Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of the Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans hereunder pursuant to Section 11.3 may exercise all rights of set-off with respect to its participation interest as fully as if such Person were the Lender hereunder.
11.3    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) by an assignment in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest in accordance with the provisions of subsection (d) of this Section.

(b)    Assignments by Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Loan Agreement; provided, that, unless such assignment is to an Affiliate of the Lender:
(i)    the aggregate amount of the principal outstanding balance subject to such assignment shall not be less than $5,000,000, except in the case of an assignment of the entire remaining amount of the Loan or unless the Borrower consents to such assignment; and
(ii)    the Borrower shall have consented to such assignment (such consent not to be unreasonably withheld), unless an Event of Default has occurred and is continuing.
(c)    Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person in all or any portion of the Lender’s rights and/or obligations under this Loan Agreement; provided that (i) the Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Loan Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Loan Agreement and to approve any amendment, modification or waiver of any provision of this Loan Agreement.
(d)    Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Loan Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
11.4    No Waiver; Remedies Cumulative.
No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.
11.5    Attorney Costs, Expenses, Taxes and Indemnification by Borrower.
(a)    The Borrower agrees (i) to pay or reimburse the Lender for all costs and expenses incurred in connection with the preparation, negotiation and execution of this Loan Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable fees and expenses of legal counsel, and (ii) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Loan Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Borrower Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees and expenses of legal counsel. The foregoing costs and expenses shall include all search, filing, recording, and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. Other than costs and expenses payable in connection with the closing of the transactions contemplated by this Loan Agreement pursuant to this Section 11.5(a) (which shall be payable on the Closing Date unless otherwise agreed by the Lender), all amounts due under this Section 11.5 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitment and repayment of all other Borrower Obligations.
(b)    Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Lender-Related Person, the Lender and their respective Affiliates, directors, officers, employees, counsel, agents, advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary of the Borrower, or any Environmental Claim related in any way to the Borrower or any Subsidiary of the Borrower, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto or (v) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through SyndTrak or other similar information transmission systems in connection with this Loan Agreement, nor shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Loan Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).
(c)    [Reserved].

All amounts due under this Section 11.5 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Borrower Obligations.

11.6    Amendments, Etc.
No amendment or waiver of any provision of this Loan Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
11.7    Counterparts.
This Loan Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed signature page of this Loan Agreement by facsimile transmission or other secure electronic format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.
11.8    Headings.
The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Loan Agreement.
11.9    Survival of Indemnification and Representations and Warranties.
(a)    Survival of Indemnification. All indemnities set forth herein shall survive the execution and delivery of this Loan Agreement, the making of any Loan and the repayment of the Loans and other Borrower Obligations hereunder.
(b)    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Borrower Obligation hereunder shall remain unpaid or unsatisfied.
11.10    Governing Law; Venue; Service.
(a)    THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Loan Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York and appellate courts thereof, and, by execution and delivery of this Loan Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of such courts.
(b)    The Borrower irrevocably consents to the service of process in any action or proceeding with respect to this Loan Agreement or any other Loan Document by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective ten days after such mailing. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by Law.
11.11    Waiver of Jury Trial; Waiver of Consequential Damages.
EACH OF THE PARTIES TO THIS LOAN AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each of the parties to this Loan Agreement agrees not to assert any claim against any other party hereto, the Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein and in the other Loan Documents.
11.12    Severability.
If any provision of any of the Loan Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
11.13    Further Assurances.
The Borrower agrees, upon the request of the Lender, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Loan Agreement and the other Loan Documents.
11.14    Confidentiality.
The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency or regulatory authority purporting to have jurisdiction over it or an Affiliate (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Loan Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Loan Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
THE LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS LOAN AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS LOAN AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NONPUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, THE LENDER REPRESENTS TO THE BORROWER THAT IT HAS IDENTIFIED ON SCHEDULE 11.1 A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
11.15    Entirety.
This Loan Agreement together with the other Loan Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents or the transactions contemplated herein and therein.
11.16    Binding Effect; Continuing Agreement.
(a)    This Loan Agreement shall become effective at such time when all of the conditions set forth in Section 4.1 have been satisfied or waived by the Lender and it shall have been executed by the Borrower and the Lender, and the Lender shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of the Lender, and thereafter this Loan Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns.
(b)    This Loan Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Borrower Obligations have been paid in full. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions and other provisions that by their terms survive) under the Loan Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Loan Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Lender in connection therewith shall be deemed included as part of the Borrower Obligations.

11.17    Regulatory Statement.
Pursuant to the terms of an order issued by the New Mexico Public Regulation Commission and a stipulation that has been approved by the New Mexico Public Regulation Commission, the Borrower is required to include the following separateness covenants in any debt instrument:

(a)    The Borrower and its corporate parent, PNM Resources, Inc. (“Parent”) are being operated as separate corporate and legal entities. In agreeing to make loans to Parent, Parent’s lenders are relying solely on the creditworthiness of Parent based on the assets owned by Parent, and the repayment of any loan to Parent will be made solely from the assets of Parent and not from any assets of the Borrower; and the Parent’s lenders will not take any steps for the purpose of procuring the appointment of an administrative receiver or the making of an administrative order for instituting any bankruptcy, reorganization, insolvency, wind up or liquidation or any like proceeding under applicable law in respect of the Borrower.

(b)    Notwithstanding any of the foregoing set forth in this Section 11.17, the Borrower and the Lender hereby acknowledge and agree that (i) this Loan Agreement and the Note evidence Indebtedness of the Borrower and not of the Parent, (ii) the Lender is not, and shall not at any time be deemed to be, “Parent’s lenders” under this Loan Agreement and the Note, (iii) as set forth in this Loan Agreement and the Note, the Borrower is responsible for the repayment of all amounts outstanding hereunder, and (iv) the Lender reserves all rights to pursue any and all remedies available at law and otherwise (including, without limitation, in bankruptcy) should the Borrower breach any of its obligations under this Loan Agreement and/or the Note.

11.18    USA Patriot Act Notice.
The Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act.
11.19    Acknowledgment.
Section 7 and Section 8 of this Loan Agreement contain affirmative and negative covenants applicable to the Borrower. Each of the parties to this Loan Agreement acknowledges and agrees that any such covenants that require the Borrower to cause any of its Subsidiaries to take or to refrain from taking specified actions will be enforceable unless prohibited by applicable law or regulatory requirement.
11.20    Electronic Execution; Electronic Records.
This Loan Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and the Lender agree that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Lender is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Lender has agreed to accept such Electronic Signature, the Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of Borrower without further verification and (b) upon the request of the Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.
The Lender shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Loan Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
The Borrower hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Loan Agreement, any other Loan Document based solely on the lack of paper original copies of this Loan Agreement, such other Loan Document, and (ii) waives any claim against the Lender for any liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.21    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Loan Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.22    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Each of the parties hereto has caused a counterpart of this Loan Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation By: ____/s/ Elizabeth A. Eden__________________________ Name: Elizabeth A. Eden Title: Vice President and Treasurer

Signature Page to
Public Service Company of New Mexico Term Loan Agreement

LENDER:	BANK OF AMERICA, N.A., individually in its capacity as the Lender By: ____/s/ Scott Blackman__________________________ Name: Scott Blackman Title: SVP

Signature Page to
Public Service Company of New Mexico Term Loan Agreement

SCHEDULE 1.1(a)
PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$75,000,000.00	100.000000000%
TOTAL	$75,000,000.00	100.000000000%

SCHEDULE 11.1
NOTICES
Borrower:
Public Service Company of New Mexico
414 Silver Ave. SW, MS0905
Albuquerque, New Mexico 87102-3289
Attention: Elizabeth A. Eden, Vice President and Treasurer
Telephone No.: (505) 241-0676
Fax No.: (505) 241-4314
E-mail: cashdesk@pnmresources.com
Address for notices as Lender:
Bank of America, N.A.
Mail Code: AZ1-200-22-50
201 East Washington Street, Floor 22nd
Phoenix, Arizona 85004-2428
Attention: Sean Peteet
E-mail: sean.peteet@bofa.com
with a copy to: CreditServicesOps-ratelocks@bankofamerica.com

Address for notices as Credit Contact:
Bank of America, N.A.
Mail Code: AZ3-566-02-20
14636 North Scottsdale Road
Suite 200
Scottsdale, Arizona 85254
Attention: Scott Blackman
Telephone No.: 469.294.7150
E-mail: scott.w.blackman@bofa.com

Lender Wiring Instructions:
On file with the Borrower and the Lender.

EXHIBIT 2.1(b)
FORM OF
NOTICE OF BORROWING

TO:    BANK OF AMERICA, N.A., as Lender
RE:    Term Loan Agreement dated as of June 18, 2021 between Public Service Company of New Mexico (the “Borrower”) and Bank of America, N.A., as Lender (the “Lender”) (as the same may be amended, modified, extended or restated from time to time, the “Loan Agreement”).
DATE: _______________________, 20__
1.    This Notice of Borrowing is made pursuant to the terms of the Loan Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Loan Agreement.
2.    Please be advised that the Borrower is requesting a Loan on the terms set forth below:
(a)    Principal amount of requested Loan    $______________
(b)    Date of requested Loan (the “Borrowing Date”):________________
(c)    Interest rate applicable to the requested Loan:
(i)    _________    Adjusted Base Rate
(ii)     _________    Adjusted Eurodollar Rate for an Interest Period of:
________    one month
________    three months
________    six months
3.    The undersigned hereby certifies that the following statements will be true on the Borrowing Date:
(a)    The representations and warranties made by the undersigned in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.
(b)    No Default or Event of Default exists or shall be continuing either prior to or after giving effect to the Loan made pursuant to this Notice of Borrowing.
(c)    Subsequent to the funding of the requested Loan, the aggregate principal amount of the Loans will not exceed the aggregate amount of the Lender’s Commitment.
4.    The undersigned hereby acknowledges and agrees that the Borrower shall indemnify the Lender in accordance with Section 3.14 against any loss, cost or expense incurred by the Lender as a result of any failure by the Borrower to borrow the Loan requested by the Borrower in this Notice of Borrowing on the Borrowing Date.

PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation

By: ______________________________________
Name: ____________________________________
Title: _____________________________________

EXHIBIT 2.1(d)
FORM OF TERM NOTE
Lender: ______________________________    ___________________, 20__
FOR VALUE RECEIVED, PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation (the “Borrower”), hereby promises to pay to the order of the Lender referenced above (the “Lender”), at the Lender’s Office set forth in that certain Term Loan Agreement dated as of June 18, 2021 (as amended, modified, extended or restated from time to time, the “Loan Agreement”) between the Borrower and Bank of America, N.A., as Lender (the “Lender”) (or at such other place or places as the holder of this Note may designate), the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower under the Loan Agreement, in lawful money and in immediately available funds, on the dates and in the principal amounts provided in the Loan Agreement (but, in any event, no later than the Maturity Date), and to pay interest on the unpaid principal amount of the Loan made by the Lender, at such office, in like money and funds, for the period commencing on the date of the Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.
This Note is the Note referred to in the Loan Agreement and evidences the Loan made by the Lender to the Borrower thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Loan Agreement and the terms and conditions of the Loan Agreement are expressly incorporated herein and made a part hereof.
The Loan Agreement provides for the acceleration of the maturity of the Loan evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayment of the Loan upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorney fees.
The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or under this Note in respect of the Loan to be evidenced by this Note, and each such recordation or endorsement shall be prima facie evidence of such information, absent manifest error.
Except as permitted by Section 11.3(b) of the Loan Agreement, this Note may not be assigned by the Lender to any other Person.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.
PUBLIC SERVICE COMPANY OF NEW MEXICO,
a New Mexico corporation

By: ______________________________________
Name: ____________________________________
Title: _____________________________________

EXHIBIT 2.3
FORM OF
NOTICE OF CONTINUATION/CONVERSION
TO:    BANK OF AMERICA, N.A., as Lender
RE:    Term Loan Agreement dated as of June 18, 2021 between Public Service Company of New Mexico (the “Borrower”) and Bank of America, N.A., as Lender (the “Lender”) (as the same may be amended, modified, extended or restated from time to time, the “Loan Agreement”).
DATE: _______________________, 20__

1.    This Notice of Continuation/Conversion is made pursuant to the terms of the Loan Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Loan Agreement.
2.    Please be advised that the Borrower is requesting that a portion of the current outstanding Loan in the amount of $_______________ , currently accruing interest at ________________, be extended or converted as of ____________________ , 20__ at the interest rate option set forth in paragraph 3 below.
3.    The interest rate option applicable to the extension or conversion of all or part of the existing Loan referenced above shall be:
a.    ________     the Adjusted Base Rate
b.    ________     the Adjusted Eurodollar Rate for an Interest Period of:
________    one month
________    three months
________    six months
4.    As of the date hereof, no Default or Event of Default has occurred and is continuing.
[signature page follows]

PUBLIC SERVICE COMPANY OF NEW MEXICO,
a New Mexico corporation

By: ______________________________________
Name: ____________________________________
Title: _____________________________________

EXHIBIT 4.1(j)
FORM OF
ACCOUNT DESIGNATION LETTER
[Date]
Bank of America, N.A.
Mail Code: AZ1-200-22-50
201 East Washington Street, Floor 22nd
Phoenix, Arizona 85004-2428
Attention: Sean Peteet
Ladies and Gentlemen:
This Account Designation Letter is delivered to you by PUBLIC SERVICE COMPANY OF NEW MEXICO (the “Borrower”), a New Mexico corporation, under Section 4.1(j) of the Term Loan Agreement, dated as of June 18, 2021 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), by and between the Borrower and Bank of America, N.A., as Lender (the “Lender”).
[The Lender is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Lender, one or more other accounts:
Account Name    ______________
Bank        ______________
A/C#        ______________
ABA         ______________
Reference:]
IN WITNESS WHEREOF, the undersigned has executed this Account Designation Letter this [__] day of _______________, 20__.
PUBLIC SERVICE COMPANY OF NEW MEXICO,
a New Mexico corporation

By: _______________________________________
Name:_____________________________________
Title:______________________________________

EXHIBIT 7.1(c)
FORM OF
COMPLIANCE CERTIFICATE
TO:    BANK OF AMERICA, N.A. as Lender
RE:    Term Loan Agreement dated as of June 18, 2021 between Public Service Company of New Mexico (the “Borrower”) and Bank of America, N.A. (the “Lender”), as the same may be amended, modified, extended or restated from time to time, the “Loan Agreement”).
DATE: _________________, 20__

Pursuant to the terms of the Loan Agreement, I, ______________________, [Title of Financial Officer] of Public Service Company of New Mexico, hereby certify on behalf of the Borrower that, as of the [Fiscal Quarter] [Fiscal Year] ended _______________, 201__, the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Loan Agreement):
a.    Attached hereto as Schedule 1 are calculations (calculated as of the date of the annual financial statements delivered in accordance with Section 7.1(a) of the Loan Agreement or as of the date of the quarterly financial statements referred to in paragraph c. below) demonstrating compliance by the Borrower with the financial covenant contained in Section 7.2 of the Loan Agreement.
b.    No Default or Event of Default exists under the Loan Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.
c.    [Attached hereto as Schedule 2 are the quarterly financial statements for the fiscal quarter ended ______________, 20__ and such quarterly financial statements] [The quarterly financial statements for the fiscal quarter ended ______________, 20__, delivered electronically pursuant to the last paragraph of Section 7.1 of the Loan Agreement,] fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements].1
[signature page follows]

1 Use the first bracketed language when delivering paper copies of quarterly financial statements and the second bracketed language when delivering quarterly financial statements electronically.

PUBLIC SERVICE COMPANY OF NEW MEXICO,
a New Mexico corporation

By:______________________________________
Name:____________________________________
Title:_____________________________________

SCHEDULE 1
TO EXHIBIT 7.1(c)
FINANCIAL COVENANT CALCULATIONS
A.    Debt Capitalization
1.    Consolidated Indebtedness of the Borrower    $______________
2.    Consolidated Capitalization of the Borrower    $______________
3.    Debt to Capitalization Ratio (Line A1 ÷ A2)     ______________to 1.0
Maximum Permitted    .65 to 1.0

SCHEDULE 2
TO EXHIBIT 7.1(c)
[ QUARTERLY] [ANNUAL] FINANCIAL STATEMENTS
[Attached]